Exhibit 99.1

Breitling Acquires Rights to Permian Basin Acreage

On February 19, 2014, Breitling Energy Corporation (OTCBB: BECC) (the “Company”) entered into an agreement (the “Farmout Agreement”) with Steller Energy and Investment Corporation (“Steller”). Steller had previously entered into an agreement with Clayton Williams Energy, Inc. for the exploration and development of approximately 3,680 acres located in Sterling County, Texas and the Farmout Agreement provides for the Company to perform the obligations of Steller under that existing agreement.

Under the Farmout Agreement, the Company will earn a 100% working interest in each well that the Company drills, along with surrounding acreage. If the Company elects to drill at least eight wells, the Company will retain the interest in the entire acreage.

The acreage is located in northwestern Sterling County in an area with multiple pay zones. Wells drilled on or adjacent to this block have produced from the Lower Wolfcamp Lime, the Canyon Sand, the Mississippian Chert and Lime, the Fusselman Lime, the Montoya Lime, and the Ellenburger Dolomite. Using improved exploration and exploitation methods, the farmout offers the opportunity to develop significant oil and gas reserves with low to moderate risk.

Chris Faulkner, Breitling CEO said “This is a great addition to the growing reserves of Breitling, and an overall fit to our business plan.” Faulkner added, “This Permian Basin acreage should allow Breitling to continue with its goal of adding additional liquids production to enhance its stakeholder value.”

For more information, visit www.breitlingenergy.com

ABOUT BREITLING ENERGY

Breitling Energy Corporation is an oil and gas exploration and production company that acquires and develops lower-risk onshore oil and gas working interests and royalty interests in proven basins in the United States, such as the Bakken / Three Forks Sanish formations located in North Dakota and the Mississippi Lime and Hunton / Woodford / Cleveland formations located in Oklahoma and Kansas.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s periodic reports and other documents filed with the SEC. Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Company’s periodic reports and other documents filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT: Traci Dakins, Stephenson Group, 253.306.4006

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling Energy, 214.716.2060

SOURCE Breitling Energy